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Exhibit 99 - ProBusiness Services, Inc. Press Release issued August 6, 2001


Investor Contact:
Steven Klei
Executive Vice President, Finance
Chief Financial Officer
(925) 737-3110

For Immediate Release

PROBUSINESS SERVICES, INC. ADOPTS STOCKHOLDERS' RIGHTS PLAN

PLEASANTON, Calif. - August 6, 2001 -- ProBusiness Services, Inc. (Nasdaq: PRBZ) today announced that its board of directors has adopted a stockholders' rights plan. Under the plan, ProBusiness Services will issue a dividend of one right for each share of common stock of the company held by stockholders of record as of the close of business on August 30, 2001. The plan is designed to assure stockholders fair value in the event of a future unsolicited business combination or similar transaction involving the company. ProBusiness Services added that the plan was not adopted in response to any attempt to acquire the company, and that it is not aware of any such efforts.

Each right will initially entitle stockholders to purchase a fractional share of the company's Series A Participating Preferred Stock for $170.00. However, the rights are not immediately exercisable and will become exercisable only upon the occurrence of certain events. Upon the occurrence of these events, unless redeemed for $0.001 per right, the rights will become exercisable by holders, other than rights held by an unsolicited third party acquirer, for shares of the company or of the third party acquirer having a value of twice the right's then-current exercise price. Further details of the plan are outlined in a letter that will be mailed to stockholders as of the record date.

ABOUT PROBUSINESS SERVICES, INC.

ProBusiness Services, Inc. is a leading provider of outsourced employee administrative services that streamline processes, reduce administrative costs and improve service levels for large employers nationwide. Offerings include payroll, payroll tax filing, benefits administration, Comprehensive Outsourcing, human resources, and Web self-service solutions that simplify critical business processes. Clients have the flexibility to choose either single-function back-office services or end-to-end Comprehensive Outsourcing. Comprehensive Outsourcing extends ProBusiness services with employee-facing services, such as payroll administration and employee inquiry management, through employee service centers.

ProBusiness was named one of the fastest-growing technology companies in the Deloitte & Touche Silicon Valley "Fast 50" and the National "Fast 500" every year since 1998. CIO magazine recognized ProBusiness for customer service excellence with a CIO-100 award in 2000. Its revenues for fiscal 2001 totaled $149 million, an increase of 44 percent from $104 million for fiscal year 2000. ProBusiness focuses on meeting the complex needs of large employers with comprehensive outsourced employee administrative services, and its clients include blue chip companies from all industries.

ProBusiness Services, Inc. and the ProBusiness logo are registered trademarks of ProBusiness Services, Inc.